Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on this 3rd day of October 2005, by and between Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”) and Christopher P. Mundy, currently residing at 8401 Crimson Leaf Court, Potomac, MD 20854 (the “Executive”).

WHEREAS, the Executive desires to obtain employment with the Trust; and

WHEREAS, the Trust desires to employ the Executive upon the terms and conditions hereinafter provided; and

WHEREAS, the Executive knowingly and voluntarily agrees to accept employment with the Trust under such terms and conditions;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Employment

The Trust hereby employs the Executive as Executive Vice President and Chief Investment Officer and such other position(s) to which he may be promoted pursuant to the terms of this Agreement, to perform such duties as are required by and consistent with such positions and such other related duties as are reasonably assigned to him from time to time by his designated supervisor(s) and/or the Board of Trustees (the “Board”). The Executive agrees to accept such employment under the terms and conditions herein, and to devote all of his professional working time and his full and best efforts, energies and abilities to the Trust on a full-time basis. The Executive will at all times observe his duty of loyalty and care to the Trust, and will comply with all policies and procedures of the Trust and all applicable laws. It is anticipated that, subject to the Board’s approval, the Executive will be promoted to President and Chief Operating Officer (“COO”) of the Trust on or before May 31, 2006 and to President and Chief Executive Officer (“CEO”) of the Trust on or before May 31, 2007.

2. Term

The term of this Agreement will commence on October 3, 2005 and will continue for a period of five (5) years; provided that it may be terminated sooner pursuant to Section 10 below; and provided further that it shall be extended for successive one (1) year periods unless either party gives the other party notice of its intent not to renew the Agreement at least ninety (90) days prior to any expiration date (the “Term”).

3. Compensation

As compensation for the services rendered by the Executive during the Term of this Agreement, the Trust shall pay him an initial base salary of Three Hundred Seventy Thousand Dollars ($370,000.00) per annum, payable in installments in accordance with the

Trust’s policy governing salary payments to executive employees generally (the “Base Salary”). The Base Salary and other aspects of the Executive’s compensation shall be reviewed by the Compensation Committee of the Board and the Board itself in the event the Executive is promoted to President and Chief Operating Officer and to President and Chief Executive Officer, and thereafter on an annual basis, in the same manner as all other officers of the Trust. Effective January 1, 2006, the Executive will be eligible to participate in the Trust’s Short-Term Incentive Plan at the Executive Vice President level, in accordance with the terms of that plan, as they may be amended by the Trust for all participating employees generally from time-to-time. Furthermore, effective January 1, 2006, the Executive will be eligible to participate in the Trust’s Long-Term Incentive Plan at the Executive Vice President level, in accordance with the terms of that plan, as they may be amended by the Trust for all participating employees generally from time-to-time; provided that in years one (1) through five (5) of the Executive’s employment, his incentive payout will be based on the average of the peer group total return for the nearest whole number of years in which the Executive has been employed (e.g, in year one (1), a one (1) year average; in year two (2), a two (2) year average, etc); and after five (5) years of employment, the incentive payout will be based on a five (5) year rolling average of the peer group total return. Notwithstanding any provisions of the Short-Term and Long-Term Incentive Plans that may state otherwise, the Executive’s participation in those plans will commence on January 1, 2006. Except as specifically provided for otherwise herein, the Executive shall not be entitled to any salary or other compensation from the Trust for periods of time that he is not actively working for the Trust.

4. Benefits

The Executive will be eligible to participate in all of the employee benefit plans, programs and payroll practices offered by the Trust to its executive employees (including without limitation the Supplemental Executive Retirement Plan, if adopted by the Board), in accordance with the terms of those plans, programs and practices as they may be amended or terminated by the Trust in its discretion from time-to-time.

5. Share Grants

The Trust will grant the Executive Shares that have a market value of Five Hundred Thousand Dollars ($500,000) in two installments pursuant to the Trust’s Share Grant Plan, as it may be amended by the Trust from time-to-time (the “Plan”). The first installment of Shares will be granted on October 3, 2005 (“the First Share Grant”). The First Share Grant will have a market value of Three Hundred Fifty Thousand Dollars ($350,000). The second installment of shares will be granted, assuming the Executive is promoted to President and COO on or before May 31, 2006, on the date of such promotion (the “Second Share Grant”). The Second Share Grant will have a market value of One Hundred Fifty Thousand Dollars ($150,000). The First Share Grant (and, if granted, the Second Share Grant) will vest according to the following schedule: fifty percent (50%) on the Executive’s fourth anniversary of employment with the Trust, and fifty percent (50%) upon the Executive’s fifth anniversary of employment with the Trust. The Executive shall be entitled to receive any dividends earned on the Shares granted by the First and Second Share Grants without regard to the vesting schedule, i.e., at the time, and in the manner, that dividends are recognized and/or paid to other shareholders pursuant to the terms of the Plan.

6. Expenses

The Trust will reimburse the Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies as they may be amended by the Trust from time-to-time, and provided they are vouchered in a form satisfactory to the Internal Revenue Service for the deduction of such expenses.

7. Compliance With Other Agreements

The Executive represents and warrants that his performance hereunder shall not conflict with any other agreements or other legal orders or constraints to which he is subject. He further represents and warrants that he will not use in his performance hereunder any information, material or documents of a former employer that are trade secrets or are otherwise confidential or proprietary to said employer, unless he has first obtained written authorization from such former employer for their possession or use.

8. Exclusive Services, Confidential Information, Business Opportunities and Non-Solicitation

(a) Exclusive Services

(i) Except as otherwise specified in subsection (iii) below, during the Term of his employment, the Executive shall at all times devote his entire time, attention, energies, efforts and skills to the business of the Trust, and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Trust, provided that such prior permission shall not be required with respect to the Executive’s charitable, eleemosynary, philanthropic or professional association activities.

(ii) Except as otherwise specified in subsection (iii) below, during the Term of his employment, the Executive shall not, without prior written permission of the Trust, directly or indirectly, whether as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on his own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to the best of his knowledge, is about to become, engaged in real estate investment, development or finance in the geographic focus of the Trust, currently the Washington and Baltimore metropolitan areas. Notwithstanding the foregoing, the Executive shall be permitted to own passive investments (not exceeding five percent (5%) of the equity securities of any investee) in publicly-held companies, provided that the Executive shall disclose to the Trust any such investments in companies primarily engaged in real estate investment, finance or development.

(iii) During the last three years, the only business for which the Executive, directly or indirectly, has performed services as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner or in any other capacity, on his own behalf or otherwise, has been Equity Office Properties Trust (“EOP”), headquartered in Chicago, Illinois. At the time he left the employ of EOP in February 2004, the Executive served as EOP’s executive vice president. The Executive presently holds shares in EOP as a passive investment.

(b) Confidential Information

Except as required by law or as necessary and authorized in the performance of his duties for the Trust, the Executive shall not at any time during or after his employment with the Trust disclose or use, directly or indirectly, any Confidential Information of the Trust or its affiliates. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to the Executive, or known by him as a consequence of or through his employment with the Trust, where such information is not generally known in the trade or industry or was regarded or treated as confidential by the Trust, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of the Trust or its affiliates. Such information includes, but is not limited to, business and development plans (whether contemplated, initiated or completed), development sites, business contacts, methods of operation, results of analysis, tenant and prospective tenant lists, business forecasts, financial data, costs, revenues, and similar information. Upon termination of this Agreement or request of the Trust, the Executive shall immediately return to the Trust all of its property (including without limitation all Confidential Information which is in tangible form) and all copies, excerpts or summaries thereof in his possession, custody or control.

(c) Business Opportunities

During the Term of his employment, the Executive shall promptly disclose to the Trust each business opportunity of a type which, based upon its prospects and relationship to the business of the Trust or its affiliates, the Trust might reasonably consider pursuing. In the event that the Executive’s employment is terminated for any reason, the Trust or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by the Executive. In the event the Executive’s employment is terminated for any reason, he will, within fifteen (15) days of the date of such termination, disclose to the Trust each business opportunity described above which had not previously been disclosed. If the Trust fails to participate in or undertake such opportunity within one hundred eighty (180) days of such disclosure, the Executive shall have the right to undertake or participate in such opportunity oh his own behalf or on behalf of a third party.

(d) Non-Solicitation

The Executive agrees that during the Term of his employment, and for a period of one (1) year after termination of such employment, he shall not, except in the course of his duties for the benefit of the Trust hereunder, directly or indirectly, in any capacity, for himself or any other person or entity, solicit any person or entity who then is or was in the preceding six (6) month period in an employment, consulting, contracting or business relationship with the Trust, or was solicited to be in such a relationship with the Trust, to end, curtail or refrain from entering into such a relationship with the Trust.

(e) Specific Performance

The Executive agrees that in the event of his breach of any of the provisions of this Section 8, the remedies available at law to the Trust would be inadequate and in lieu thereof or in addition thereto the Trust shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. The Executive agrees not to enter into any agreement with any third party, either written or oral, which may conflict with this Agreement, and he authorizes the Trust to make known the terms of Sections 8, 9 and 10 of this Agreement to any person or entity.

9. Conflicts of Interest

At any time while serving as an employee or trustee (or both) of the Trust, the Executive shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of the Trust, and he shall avoid any acts or omissions which are disloyal, disruptive, competitive with or damaging to the Trust, specifically including, but not limited to, any such acts or omissions involving persons or entities referred to in Section 8(a)(iii) above. By way of example only, the Executive shall not, during the Term of his employment, directly or indirectly, in any capacity, on his own behalf or on behalf of any other person or entity: 1) participate or be involved in the actual or potential acquisition of any real property by purchasers other than the Trust except for the Executive’s personal use, which real property the Trust might be interested in acquiring; 2) participate in discussions with any tenants or potential tenants concerning the actual or potential rental of property which is or might be in competition with the Trust from landlords other than the Trust; 3) divert, refer or solicit individuals whom the Trust employs or might consider employing for employment with other employers, except for employees who have been or are being terminated by the Trust involuntarily; 4) subject to the fiduciary duties which he owes to the Trust, participate or be involved in any attempt to gain control of the Trust; or 5) except as specifically permitted in Section 8(a)(ii) above, or as otherwise may be approved in writing by the Board, invest or become an owner, partner, shareholder or officer in any business enterprise which competes with the actual or intended business activities of the Trust.

10. Termination

(a) By the Trust

(i) Termination for Cause

The Trust may terminate the Executive’s employment at any time for Cause, which for the purposes of this Agreements shall mean: 1) commission by the Executive of a felony or crime of moral turpitude; 2) conduct by the Executive in the performance of Employee’s duties which is illegal, dishonest, fraudulent or disloyal; 3) the breach by the Executive of any fiduciary duty he owes to the Trust; 4) gross neglect of duty or poor performance which is not cured by the Executive to the reasonable satisfaction of the Trust within 30 days of the Executive’s receipt of written notice from the Trust advising the Executive of said gross neglect or poor performance; or 5) the Executive’s material breach of any provision of this Agreement which is not cured by the Executive to the reasonable satisfaction of the Trust within 30 days of the Executive’s receipt of written notice from the Trust advising the Executive of said breach.

(ii) Termination Without Cause

The Trust may, in its sole discretion, without any Cause, terminate the Executive’s employment by providing him with 30 days’ prior written notice at any time prior to the expiration of the Term. In the event the Trust exercises its right of termination without Cause, and such termination does not occur within twenty-four (24) months after a Change in Control as defined in Change in Control Agreement for Executive Vice President referred to in Section 11 below and attached hereto and incorporated into this Agreement as Appendix 1, the Executive will receive the following severance benefits if he signs the Trust’s standard Separation Agreement containing, among other things, a full release of all claims against the Trust: (a) the Trust shall provide the Executive with a severance benefit (payable in equal monthly installments) equal to the Base Salary the Executive would have received for twelve (12) months and payment of his annual Short-Term Incentives and Long-Term Incentives for each calendar year or partial calendar year in which the Executive receives such salary continuation (provided that no such incentives will be paid to the Executive for 2005, and in the event the Executive receives salary continuation for a partial year, the incentives will be paid on a pro-rata basis) in an amount equal to the average annual payment the Executive received during the prior three years pursuant to the Short-Term and Long-Term Incentive Plans, provided that if the Executive was employed for fewer than three years prior to termination, the bonus will be equal to the actual annual payment the Executive would have received under the Short-Term and Long-Term Incentive Plans had he remained employed during the year of termination, payable if, as and when such payments are made to other executives of the Trust; (b) the Trust will pay the full cost pursuant to the federal COBRA law for the Executive and his dependents, if applicable, to continue coverage under the Trust’s group health insurance plan for eighteen (18) months or until the Executive obtains other coverage, whichever is sooner; and (c) all of the Executive’s unvested Share grants will become immediately vested. If the Trust exercises its right of termination pursuant to this subparagraph (ii), the Executive shall not be entitled to the accrual or provision of any benefits other than the severance benefits described above for the period after the date of termination, including without limitation new pension contributions or new pension rights or new Share grants.

(b) Death or Disability

The Executive’s employment shall be terminated in the event of his death or thirty (30) days after notice from the Trust’s Board of Trustees in the event of his disability. The term “disability” shall mean inability of the Executive to perform all of the essential functions of his position hereunder as determined by the Trust for a period of 16 consecutive weeks or for an aggregate of one hundred twenty (120) work days during any twelve (12) month period by reason of illness, accident or any other physical or mental incapacity, as may be permitted by applicable law.

(c) By the Executive

The Executive may terminate this Agreement for Good Reason upon thirty (30) days’ prior written notice to the Trust. For the purposes of this Section 10(c), “Good Reason” shall mean the Trust’s failure to promote the Executive to President and COO on or before May 31, 2006, or to President and CEO on or before May 31, 2007, prior to any Change in Control as defined in Change in Control Agreement for Executive Vice President referred to in Section 11 below and attached hereto and incorporated into this Agreement as Appendix 1, and prior to the Executive becoming eligible for any benefits under said Change in Control Agreement. If the Executive exercises his right of termination for Good Reason because of the Trust’s failure to promote the Executive to President and COO on or before May 31, 2006, the Executive will receive the following severance benefits if he signs the Trust’s standard Separation Agreement containing, among other things, a full release of all claims against the Trust: (a) the Trust shall provide the Executive with a severance benefit (payable in equal monthly installments) equal to the Base Salary the Executive would have received for twelve (12) months and payment of his annual Short-Term Incentives and Long-Term Incentives for each calendar year or partial calendar year in which the Executive receives such salary continuation (provided that no such incentives will be paid to the Executive for 2005, and in the event the Executive receives salary continuation for a partial year, the incentives will be paid on a pro-rata basis) in an amount equal to the average annual payment the Executive received during the prior three years pursuant to the Short-Term and Long-Term Incentive Plans, provided that if the Executive was employed for fewer than three years prior to termination, the bonus will be equal to the actual annual payment the Executive would have received under the Short-Term and Long-Term Incentive Plans had he remained employed during the year of termination, payable if, as and when such payments are made to other executives of the Trust; (b) the Trust will pay the full cost pursuant to the federal COBRA law for the Executive and his dependents, if applicable, to continue coverage under the Trust’s group health insurance plan for eighteen (18) months or until the Executive obtains other coverage, whichever is sooner; and (c) the First Share Grants (and any other Share grants) will be deemed immediately vested. If the Executive exercises his right of termination for Good Reason because of the Trust’s failure to promote the Executive to President and CEO on or before May 31, 2007, the Executive will receive the following severance benefits if he signs the Trust’s standard Separation Agreement containing, among other things, a full release of all claims against the Trust: (a) the Trust shall provide the Executive with a severance benefit (payable in equal monthly installments) equal to the Base Salary the Executive would have received for twelve (12) months and payment of his annual Short-Term Incentives and Long-Term Incentives for each calendar year or partial calendar year in which the Executive receives such salary continuation (provided that no such incentives will be paid to the Executive for 2005, and in the event the Executive receives salary continuation for a partial year, the incentives will be paid on a pro-rata basis) in an amount equal to the average annual payment the Executive received during the prior three years pursuant to the Short-Term and Long-Term Incentive Plans, provided that if the Executive was employed for fewer than three years prior to termination, the bonus will be equal to the actual annual payment the Executive would have received under the Short-Term and Long-Term Incentive Plans had he remained employed during the year of termination, payable if, as and when such payments are made to other executives of the Trust; (b) the Trust will pay the full cost pursuant to the federal COBRA law for the Executive and his dependents, if applicable, to continue coverage under the Trust’s group health insurance plan for eighteen (18) months or until the Executive obtains other coverage, whichever is sooner; and (c) the First and Second Share Grants (and any other Share grants) will be deemed immediately vested.

The Executive may, in his sole discretion, terminate this Agreement without Good Reason upon sixty (60) days’ written notice to the Trust. In the event that the Executive exercises his right of termination without Good Reason hereunder, the Trust may, at its option, at any time after receiving such notice from the Executive, relieve him of his duties and terminate this Agreement at any time prior to the expiration of said notice period. If this Agreement is terminated by the Executive or the Trust pursuant to this section, the Executive shall not be entitled to the accrual or provision of any benefits for the period following the termination date, including without limitation any of the severance benefits described in Section 10(a)(ii) or (c) above.

11. Change in Control

The parties will on this same date enter into a Change in Control Agreement for Executive Vice President in the form attached hereto and incorporated by reference as Appendix 1.

12. Arbitration

Whenever a dispute arises between the parties concerning this Agreement or any of the obligations hereunder, or the Executive’s employment generally, the parties shall use their best efforts to resolve the dispute by mutual agreement. If such a dispute cannot be so resolved, it shall be submitted to arbitration before a single arbitrator to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Disputes then in effect. The arbitration will be held in Washington, D.C. The decision of the arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The arbitrator’s authority in granting relief to the Executive shall be limited to an award of compensation, benefits, Shares and unreimbursed expenses as described in Sections 3, 4, 5 and 6 above, and the arbitrator shall have no authority to award other types of damages or relief to the Executive, including but not limited to consequential or punitive damages. The arbitrator shall also have no authority to award consequential or punitive damages to the Trust for violations of this Agreement by the Executive. The expenses of the arbitration shall be borne equally by the parties, and each party shall be responsible for his or its own costs and attorneys’ fees. Nothing in this Section shall be construed to derogate the Trust’s right to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 8(e) hereof.

13. Non-Waiver

It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

14. Severability

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

15. Survivability

Upon termination or expiration of this Agreement, the provisions of Sections 8, 10, 11 and 12 shall nevertheless remain in full force and effect.

16. Governing Law

This Agreement shall be interpreted, construed and governed according to the laws of the State of Maryland, without regard to the conflicts of law provisions thereof.

17. Headings and Captions

The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

18. Disclaimer of Individual Liability of Trustees and Shareholders

Each and every agreement made by the Trust in this Agreement is binding only upon the Trust and upon the Trustees of the Trust in their capacity as Trustees, and is not binding upon the Trustees of the Trust in their individual capacities or upon holders of the shares of beneficial interest in the Trust (the “Shareholders”). The Trustees of the Trust are acting herein in their representative or fiduciary capacity pursuant to the Declaration of Trust of Washington Real Estate Investment Trust dated April 5, 1996, as amended, establishing the Trust for the benefit of the Shareholders. The Shareholders shall in no way be held liable for any agreement, debt, demand or liability incurred by or under the authority of the Trustees and no such agreement, debt, demand or liability shall have any force and effect against the Shareholders or their respective successors or assigns nor shall any such agreement, debt, demand or liability have any force and effect against the Trustees individually or against their respective legal representatives, distributees or assigns. The Executive agrees for himself and his legal representatives that the Shareholders and the Trustees shall not be personally liable under this Agreement or any written agreement, undertaking or obligation made or issued on behalf of the Trust pursuant to, or in connection with, this Agreement, that the Executive will look solely to the assets of the Trust for any claim which he may have hereunder and that he shall assert no claim against the Shareholders or against the Trustees in their individual capacity.

19. Entire Agreement

This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by both the Executive and the Trust. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

20. Assignability

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns.

21. Notices

All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by overnight courier or certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

(a) if to the Trust, to Edmund B. Cronin, Jr., Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville MD 20852, with a copy to: David M. Osnos, Esquire, Arent Fox PLLC, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5339; or

(b) if to the Executive, to his last known home address on file with the Trust with a copy to                                                  ; or to such other address as either party shall have furnished to the other in writing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of October 3, 2005.

WASHINGTON REAL ESTATE INVESTMENT TRUST

/s/ Christopher P. Mundy	/s/ Edmund B. Cronin, Jr.
Christopher P. Mundy	Edmund B. Cronin, Jr. Chairman, President and Chief Executive Officer

October 3, 2005	October 3, 2005

CHANGE IN CONTROL AGREEMENT

FOR EXECUTIVE VICE PRESIDENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into as of this 3rd day of October, 2005, by and between Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), and Christopher P. Mundy (“Employee”).

WHEREAS, Employee currently is employed in a key position with the Trust; and

WHEREAS, the parties believe it is in their mutual best interests to reach an understanding concerning the Trust’s obligations to continue Employee’s compensation and certain health benefits should Employee’s employment be terminated under certain conditions described herein;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Definitions: For the purposes of this Agreement, the following words and phrases shall have the meanings set forth below:

A. Change in Control: “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) 40% or more of either (A) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (B) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) of this Section 1(A); or

(ii) such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors or Trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (A) who was a member of the Board on the date hereof or (B) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (B) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or

(iv) approval by the shareholders of the Trust of a complete liquidation or dissolution of the Trust.

B. Involuntarily Terminated: Employee’s employment will be deemed to have been involuntarily terminated due to a Change in Control if, on or after the date on which a Change in Control occurs, (i) Employee’s employment is terminated by the Trust or the successor owner of the Trust without cause or (ii) Employee resigns because Employee’s duties, responsibilities or compensation are diminished; provided that if a termination otherwise covered by (i) or (ii) occurs during the ninety (90) day period before the date on which a Change in Control occurs, the termination will be presumed to be due to the Change in Control unless the Trust or the successor owner of the Trust can show, through a preponderance of the evidence, that the termination did not occur because of the impending Change in Control.

C. Termination For Cause: A termination for cause shall be deemed to occur only if the Trust or the successor owner of the Trust terminates Employee’s employment for any of the following reasons: 1) commission by Employee of a felony or crime of moral turpitude; 2) conduct by Employee in the performance of Employee’s duties which is illegal, dishonest, fraudulent or disloyal; 3) the breach by Employee of any fiduciary duty Employee owes to the Trust; or 4) gross neglect of duty or poor performance which is not cured by Employee to the reasonable satisfaction of the Trust within 30 days of Employee’s receipt of written notice from the Trust advising Employee of said gross neglect or poor performance.

2. Termination Benefits: In the event Employee’s employment with the Trust or the successor owner of the Trust is involuntarily terminated due to a Change in Control but not for cause, and such termination occurs within 24 months of the Change in Control, the Trust or the successor owner shall provide Employee with the following termination benefits:

A. continuation of Employee’s base salary at the rate in effect as of the termination date for a period of 24 months from the date of termination (in the event of Employee’s death, said salary shall be paid to Employee’s estate);

B. payment of an annual bonus for each calendar year or partial calendar year in which Employee receives salary continuation pursuant to Section 2(A) above, in an amount equal to the average annual bonus received by Employee during the three years prior to the involuntary termination, provided that, if Employee was employed for fewer than three years prior to the termination, the bonus will be based on the average of the bonuses received by Employee in the year or years Employee received a bonus; and provided further, that if Employee receives salary continuation for a partial calendar year pursuant to Section 2(A) above, the bonus will be pro-rated to reflect the number of full months Employee receives such salary continuation in such calendar year, rounded to the nearest number of months;

C. the Trust will pay the full cost for Employee to continue coverage under the Trust’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time Employee receives salary continuation pursuant to Section 2(A) above up to a maximum of 18 months or until Employee obtains other comparable coverage, whichever is sooner;

D. immediate vesting in all then unvested options granted to Employee under the Trust’s Incentive Stock Option Plan and immediate vesting in all unvested accrued dividend equivalent units under the Trust’s Dividend Equivalent Plan, and Employee shall have the right, in Employee’s sole discretion, to exercise all or any of such options and to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option; and

E. immediate vesting in all then unvested share grants granted to Employee under the Trust’s Share Grant Plan and Employee shall have the right, in Employee’s sole discretion, to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option; and

F. if, by virtue of receipt of the Termination Benefits described above, Employee is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Trust or its successor owner shall make a supplemental cash payment to Employee no later than sixty (60) days after the date upon which Employee presents to the Trust or its successor owner a letter setting forth a reasonable basis upon which Employee or Employee’s advisors have determined that such excise tax is applicable to Employee. The amount of such supplemental payment shall be equal to such amount as will provide Employee with funds equal to (i) the excise tax attributable to the Termination Benefits; (ii) any excise tax attributable to the supplemental payment itself; and (iii) any federal or local income taxes attributable to the supplemental payment itself, it being the intention of the parties that Employee be placed in the same position for Federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to Employee.

3. Mitigation: If a Change in Control occurs while Employee is employed by the Trust, and Employee’s employment is involuntarily terminated as a result of the Change in Control, Employee shall have no obligation to seek other employment in order to mitigate the payment of the Termination Benefits described in paragraph 2 hereunder; provided, that should Employee continue to be employed by the Trust or the successor owner of the Trust after a Change in Control occurs, Employee’s entitlement to receive the Termination Benefits described in subsections 2(A) and (B) hereunder shall be reduced for one-half of that period of time (rounded to the nearest month) that Employee continues to be thus employed after the Change in Control occurs without being involuntarily terminated. For example, should Employee continue to be thus employed for ten (10) months after the Change in Control occurs, Employee’s entitlement to the Termination Benefits described in subsections 2(A) and (B) would be reduced by five (5) months. If Employee (despite the lack of obligation to seek other employment) does in fact obtain other employment, the compensation to Employee from such other employment shall not be applied as an offset to Employee’s Termination Benefits described in subsections 2(A) and (B) hereunder.

4. Limitations of Agreement: Nothing in this Agreement shall be construed to require the Trust or its successor owner to continue to employ Employee for any definite period of time. Either Employee or the Trust may terminate the employment relationship at any time with or without cause, unless otherwise expressly required by law or contract, and provided that the terms of this Agreement are observed.

5. Arbitration: Any dispute or controversy arising under or in connection with this Agreement which cannot be resolved informally by the parties shall be submitted to arbitration and adjudicated in Washington, D.C. pursuant to the commercial rules (single arbitrator) of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the costs of the arbitrator.

6. Severability: In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

7. Governing Law: This Agreement shall be interpreted, construed and governed according to the laws of the State of Maryland, without regard to the principles of conflicts of law thereof.

8. Assignability: Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

9. Entire Agreement: This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof, which are hereby terminated and of no further force or effect. This Agreement may not be modified or amended in any way unless in a writing signed by both parties.

10. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day first above written.

EMPLOYEE	WASHINGTON REAL ESTATE
INVESTMENT TRUST

By:

Print Name:	Title:

Date:	Date: